Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated June 21, 2021) pertaining to the G-III Apparel Group, Ltd. 2015 Long-Term Incentive Plan, as amended, of our reports dated March 26, 2021, with respect to the consolidated financial statements and schedule of G-III Apparel Group, Ltd. and the effectiveness of internal control over financial reporting of G-III Apparel Group, Ltd. included in its Annual Report (Form 10-K) for the year ended January 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
June 21, 2021